EXHIBIT B (99.2)

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, nominal value 0.1 Russian ruble per share and American Depositary Shares, each representing two shares of common stock, of Mobile TeleSystems PJSC, a public joint stock company under the laws of the Russian Federation, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 27th day of June, 2016.

JOINT STOCK FINANCIAL CORPORATION SISTEMA

By:	/s/ Mikhail Shamolin
Name:	Mikhail Shamolin
Its:	Chief Executive Officer

SISTEMA HOLDING LIMITED

By:	/s/ Sergey Drozdov
Name:	Sergey Drozdov
Its:	Director

SISTEMA FINANCE S.A.

By:	/s/ Emile Wirtz
Name:	Emile Wirtz
Its:	Director

SISTEMA TELECOM ASSETS LLC, for itself and as successor to CLOSED JOINT STOCK COMPANY INVEST-SVIAZ and LIMITED LIABILITY PARTNERSHIP VAST
By:	/s/ Natalia Koroleva
Name:	Natalia Koroleva
Its:	General Director

/s/ Vladimir P. Evtushenkov
Vladimir P. Evtushenkov